Exhibit 99.1

Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Matt Brusch, Director of Communications mbrusch@tier.com (571) 382-1048

Tier Amends Credit Facility

RESTON, Va., March 8, 2006 – Tier Technologies, Inc. (Nasdaq: TIERE), announced today that it has executed an amendment to its existing bank credit facility (the “Facility”) effective March 6, 2006.

As previously disclosed, the expected restatement, the delayed availability of Tier Technologies, Inc.’s (“Tier” or the “Company”) financial statements for the fiscal year ended September 30, 2005, and the anticipated loss for the quarter ended September 30, 2005, constituted events of default under the revolving credit agreement between the Company and its lender, City National Bank (“CNB”). In addition, the Company incurred similar events of default for the quarter ended December 31, 2005.

To address these events of default, the Company and its wholly owned subsidiaries, Official Payments Corporation and EPOS Corporation, entered into an Amended and Restated Credit and Security Agreement (the “Agreement”) with CNB on March 6, 2006. The Agreement, which amends and restates the original agreement signed by the Company and CNB on January 29, 2003, made a number of significant changes including the termination a $15 million revolving credit facility, the reduction of financial reporting covenants and the elimination of financial ratio covenants. The March 6, 2006 agreement provides that Tier may obtain up to $15 million of letters of credit and also grants CNB a perfected security interest in Cash Collateral in an amount equal to all issued and to be issued Letters of Credit. Currently, Tier is in compliance with all the terms and conditions of the amended Agreement.

As of March 6, 2006, the Company has approximately $1.9 million outstanding letters of credit under the Agreement, which are fully collateralized by first priority liens and security interests in our assets. The Company primarily uses the credit to secure performance bonds and to meet leased facility requirements.

For more information about the amendment, please refer to the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission today.

About Tier

Tier Technologies (Nasdaq: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the Company’s ability to comply with the covenants in its Amended and Restated Credit and Security Agreement; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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